Exhibit 5.1

Clark Hill LLP
1055 West Seventh Street, Suite 2400
Los Angeles, CA 90017

T (213) 891-9100
F (213) 488-1178

clarkhill.com

September 22, 2021

E-mail: robert@konagoldbeverage.com

Kona Gold Beverage, Inc.
746 North Drive, Suite A
Melbourne, Florida 32934

Attn: Robert Clark, CEO

Re: Kona Gold Beverage, Inc. – Registration Statement on Form S-1

Dear Mr. Clark:

We have acted as securities counsel to Kona Gold Beverage, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company for resale by the selling stockholder listed in the prospectus included as part of the Registration Statement (the “Selling Stockholder”) of up to (i) 240,677,266 shares (the “Conversion Shares”) of common stock, $0.00001 par value per share (the “Common Stock”), that may be issued to the Selling Stockholder upon conversion of debentures (the “Debentures”) that were issued or will be issued pursuant to that certain Securities Purchase Agreement dated August 20, 2021, by and between the Company and the Selling Stockholder (the “Securities Purchase Agreement”) and (ii) 100,000,000 shares of Common Stock (the “Warrant Shares”) that may be issued to the Selling Stockholder upon exercise of a warrant (the “Warrant”) that was granted to the Selling Stockholder pursuant to the Securities Purchase Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with the opinions expressed herein, we have examined such documents and records and considered such legal matters as we have deemed relevant or necessary for the purposes of this letter, including, without limitation, (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation, the Certificate of Designation of Privileges, Rights, and Limitations of the Series B Preferred Stock, the Certificate of Designation of Privileges, Rights, and Limitations of the Series C Preferred Stock, the Certificate of Designation of Privileges, Rights, and Limitations of the Series D Preferred Stock, and the Amended and Restated Bylaws of the Company, each as amended to date; (iii) the Securities Purchase Agreement, (iv) the Registration Rights Agreement, dated as of August 20, 2021, by and between the Company and Selling Stockholder (the “Registration Rights Agreement”); (v) the form of the Debentures; (vi) the Warrant; and (vii) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Kona Gold Beverage, Inc.

Robert Clark, CEO

September 22, 2021

We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinions that:

1.        The Conversion Shares have been duly authorized for issuance and, upon conversion of the Debentures held by the Selling Stockholder, and upon issuance in conformity with and pursuant to the terms and conditions of the Debentures, the Conversion Shares will be duly and validly issued, fully paid, and non-assessable.

2.        The Warrant Shares have been duly authorized for issuance and, when issued and delivered by the Company against payment therefor, upon exercise of the Warrant in accordance with the terms of the Warrant, the Warrant Shares will be duly and validly issued, fully paid, and non-assessable.

We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law, including the rules and regulations underlying those provisions.

In addition, the foregoing opinions are qualified to the extent that (i) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers) and (ii) no opinions are expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

Kona Gold Beverage, Inc.

Robert Clark, CEO

September 22, 2021

This opinion letter and the opinions expressed herein are for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Conversion Shares, the Warrant Shares, or the Registration Statement. These opinions are given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Clark Hill LLP